WINTHROP REALTY TRUST

AT THE COMPANY

Carolyn Tiffany
Chief Operating Officer
(617) 570-4614

                              WINTHROP REALTY TRUST
          ANNOUNCES SALE OF 1,385,000 SHARES OF COMMON STOCK IN SIZELER
                            PROPERTY INVESTORS, INC.

      FOR IMMEDIATE RELEASE - BOSTON, March 14 /PRNewswire-FirstCall/ -- Winthrop Realty Trust (NYSE:FUR), announced today that it has entered into agreements to sell in privately negotiated transactions 1,385,000 shares of common stock in Sizeler Property Investors, Inc. ("Sizeler") for an aggregate purchase price of $19,874,750, resulting in a gain of approximately $6,000,000 exclusive of dividends on such shares. Winthrop Realty Trust continues to hold 374,600 shares of common stock in Sizeler representing 1.77% of the outstanding common shares of Sizeler.

      In accordance with the terms of the agreement with Sizeler pursuant to which Michael Ashner, Winthrop Realty Trust's chairman and chief executive officer, was elected to Sizeler's board, Mr. Ashner resigned as a director of Sizeler effective immediately.

      Michael Ashner stated "we are pleased with our return on our investment in Sizeler and wish Sizeler continued success in connection with its exploration of strategic alternatives."

      Winthrop Realty Trust is a NYSE-listed real estate investment trust (REIT) headquartered in Boston, Massachusetts.

Forward-Looking Statements

      Certain statements contained herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may result in the Company canceling or terminating the rights offering or standby purchasers failing to agree to purchase unsubscribed common shares. Further information with respect to the rights offering and Winthrop can be found in Winthrop's filings with the Securities and Exchange Commission.